Exhibit 99.1

Castellum, Inc. Provides Shareholders and Prospective Shareholders a Year-End Update

Bethesda, Md. – December 21, 2022 – Consistent with its requirements under Regulation FD, Castellum, Inc. (NYSE-American: CTM) provides the following information from CEO Mark Fuller for its shareholders, prospective shareholders, and other stakeholders.

Dear Fellow Shareholders:

As we approach the end of 2022, I would like to update you on recent developments at Castellum and provide a roadmap for 2023.

Let me start by thanking you for your support of CTM as a shareholder. The Board, management team, and I are all excited by the progress Castellum has made in the 3 ½ years that we have been running the company and are very mindful of the collective fiduciary duty we owe to you as shareholders of our company. We are proud to have taken a public company from zero revenue to a $44.4 million run rate (as of last quarter) and from operating losses to a recurring cash operating profit. We did that by acquiring six businesses which help defend our country by serving the Department of Defense (including Army, Navy, SOCOM, and soon, with our recently announced new contract win, the Air Force) as well as other parts of the United States government.

We focus on the digital battlefield in cyberspace: cybersecurity, software engineering, data analytics, electronic warfare, and information warfare, among other things. This digital battlefield is active everyday with cyberattacks from our adversaries around the globe. We hire top talent to support our mission of helping to protect Americans’ liberty and way of life. Many of us in the company are veterans. I attended West Point and then served for several years in Europe and Asia. Our COO, Glen Ives, attended Annapolis and then flew Navy helicopters. Our board has three prominent former general officers: Patricia Frost, Bernie Champoux, and John Campbell. Each of them served with distinction. We are proud of what we do and how we do it.

2023 looks like it will be another record year for Castellum. We plan to close our recently announced $10 million pending acquisition in the first quarter of the year, once we complete our legal and financial due diligence and a 1-year audit of the acquisition consistent with our accounting obligations under PCAOB rules. We have ongoing conversations with other, larger opportunities as well. We have multiple organic growth opportunities available if Congress can move from continuing resolution mode and pass a budget, which, as of this date, looks possible this week. Our stated, aggressive, short-term goal is to double our company’s size in 2023 and more than double our recurring cash operating profit while keeping debt and share issuance to a minimum so that our per share metrics (revenue per share, recurring cash operating profit per share) increase. Our ten-year goal is to build a $1 billion company which becomes a leader in the digital battlefield space.

While our operations have had a very strong 2022, and we believe will have an excellent 2023, our stock price has not. As the second largest shareholder of our company, I am not happy about this fact. Over the past 90 days, we have seen our stock fall from over $4 per share (split adjusted) to under $1, a more than 75% drop. Although we recovered above the $1 per share level (back almost to $1.90), we recently dropped below that level again. Especially surprising has been the decrease in price from our underwritten public offering price of $2 per share. We had felt that the $2 level, which was ratified by over 40 investors in our $3 million offering and was not inconsistent with companies that we consider comparable to Castellum, was setting a reasonable price that would serve as the basis for trading on the NYSE-American. In fact, since the offering, we have not yet traded at that level.

3 Bethesda Metro Center, Suite 700 Bethesda, Maryland 20814	info@castellumus.com 301.961.4895

So, what are we doing to help the stock price? First, we are continuing to focus on improving and growing our operations. In the medium to long term, company performance drives stock performance. Therefore, the best thing we can do is grow the revenue and operating profit of the company and we focus on that every day. Second, I and other member of the senior team, have made open market purchases of CTM. We believe that current prices are below not just our $2 offering price from October but other measures of reasonable value for a company with our growth rate. Third, I have engaged an Investor Relations firm and have had numerous meetings with stockbrokers - and continue to schedule additional meetings every week. These meetings are with stockbrokers, retail investors, and others who purchase our stock if they hear, understand, and like the Castellum story. The success in this approach was evidenced by our stock recently moving as high as $1.89 per share on good volume. Fourth, I am working on finalizing an employee stock purchase plan for our Castellum employees to be able to purchase CTM stock. Finally, we are beginning a program to reach out to you and our other shareholders to increase information flow and make sure that you have good visibility into your company. The good news is that just a small increase in buying for our stock could cause our stock price to reverse its recent drop and move back higher. Given the significant volume of trading since our offering on October 13, we believe that anyone who wanted to sell has had their chance to sell.

Now it is time for us as shareholders to reassert control of our destiny as a company. I welcome your support and encourage you to follow my example by buying a bigger stake in CTM. Working together we will have a bigger, stronger, more valuable company.

Thank you for your support and warm regards for a Happy Holiday Season,

Mark Fuller, President & CEO

About Castellum, Inc.:

Castellum, Inc. (NYSE-American: CTM) is a defense-oriented technology company which is executing strategic acquisitions in the cyber security, information technology and software, information warfare, and electronic warfare and engineering services space - http://castellumus.com/.

Forward-Looking Statements:

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain, based on current expectations and assumptions concerning future events or future performance of the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters disclosed at www.otcmarkets.com. These risks and uncertainties could cause the company's actual results to differ materially from those indicated in the forward-looking statements.

Contact:
Mark Fuller, CEO
info@castellumus.com

301-961-4895

3 Bethesda Metro Center, Suite 700 Bethesda, Maryland 20814	info@castellumus.com 301.961.4895